Sound Financial Bancorp, Inc. Q4 2020 Results

Seattle, WA, January 28, 2021 -- Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the "Company") for Sound Community Bank (the "Bank"), today reported net income of $3.5 million for the quarter ended December 31, 2020, or $1.34 diluted earnings per share, as compared to net income of $2.3 million, or $0.90 diluted earnings per share for the quarter ended September 30, 2020 and $1.9 million, or $0.72 diluted earnings per share for the quarter ended December 31, 2019.

Comments from President & Chief Executive Officer

“We finished the 2020 year with record earnings, primarily driven by the continuing refinance boom which generated significant gains on the sale of loans. Considering the substantial increase in COVID-19 infections in our market, I am particularly proud with our team who maintained operations, served clients, and significantly contributed to our success,” remarked Laurie Stewart, President and CEO of the Company and Bank. “We are also well prepared for the next round of PPP loans, and am encouraged with the strong application volume we experienced at the start of 2021,” concluded Ms. Stewart.

Q4 2020 Financial Performance

Loans held-for-portfolio decreased $76.0 million or 11% to $613.4 million at December 31, 2020, compared to $689.4 million at September 30, 2020 and decreased $6.5 million, or 1.1% from $619.9 million at December 31, 2019. Paycheck Protection Program (“PPP”) loans totaled $43.3 million at December 31, 2020, compared to $74.8 million at September 30, 2020.

Total assets decreased $6.0 million, or 0.7% to $861.4 million at December 31, 2020, from $867.4 million at September 30, 2020, and increased $141.5 million or, 19.7% from $719.9 million at December 31, 2019.

Total borrowings, excluding subordinated debt, decreased to zero at December 31, 2020, from $7.5 million at September 30, 2020 and December 31, 2019

The Bank continued to maintain capital levels in excess of the regulatory requirements and was categorized as "well-capitalized" at December 31, 2020.

Net interest income increased 8.1% to $7.2 million for the quarter ended December 31, 2020, from $6.7 million for the quarter ended September 30, 2020 and increased 1.4% from $7.1 million for the quarter ended December 31, 2019.

Provision for loan losses was zero for the quarter ended December 31, 2020, compared to $275,000 for the quarter ended September 30, 2020 and $25,000 for the quarter ended December 31, 2019. The allowance for loan losses to total nonperforming loans was 208.0% and to total loans was 0.98% at December 31, 2020.

Net gain on sale of loans was $2.6 million for the quarter ended December 31, 2020, compared to $1.8 million for the quarter ended September 30, 2020 and $166,000 for the quarter ended December 31, 2019.

The weighted average cost of borrowings, included $12.0 million of subordinated debt which was issued in the prior quarter, increased to 4.89% for the quarter ended December 31, 2020, from 1.04% for the quarter ended September 30, 2020, and from 2.69% for the quarter ended December 31, 2019.

Operating Results

Net interest income increased $541,000, or 8.1%, to $7.2 million during the quarter ended December 31, 2020, compared to $6.7 million during the quarter ended September 30, 2020 and increased $96,000, or 1.4%, from $7.1 million during the quarter ended December 31, 2019. The increase from the prior quarter was primarily a result of higher interest income on loans. The increase from the same quarter one year ago was primarily a result of lower interest expense, partially offset by lower interest income.

Interest income increased $566,000, or 6.7%, to $9.1 million during the quarter ended December 31, 2020, compared to $8.5 million during the quarter ended September 30, 2020 and decreased $56,000, or 0.6%, from $9.1 million during the quarter ended December 31, 2019. The increase from the prior quarter was due to higher loan yields. The decrease from the prior year was due to lower interest income on investments, partially offset by higher interest income on higher average loan balances resulting primarily from loans made by the Bank through its participation in the U.S. Small Business Administration’s (“SBA”) Payment Protection Program ("PPP"). Interest income on loans increased $555,000, or 6.6%, to $9.0 million for the quarter ended December 31, 2020, compared to $8.4 million for the quarter ended September 30, 2020, and increased $118,000, or 1.3%, from $8.9 million for the quarter ended December 31, 2019. The average balance of loans held-for-portfolio was $654.6 million for the quarter ended December 31, 2020, compared to $694.1 million for the quarter ended September 30, 2020 and $623.1 million for the quarter ended December 31, 2019. The average yield on loans held-for-portfolio was 5.36% for the quarter ended December 31, 2020, compared to 4.82% for the quarter ended September 30, 2020 and 5.63% for the quarter ended December 31, 2019. The increase in loan yield in the fourth quarter compared to the previous quarter was primarily due to the recognition of deferred fees on repayments of PPP loans from SBA loan forgiveness. Interest income on the investment portfolio increased $11,000, or 12.8%, to $97,000 during the quarter ended December 31, 2020, compared to $86,000 during the quarter ended September 30, 2020, and decreased $174,000, or 64.2%, from $271,000 during the quarter ended December 31, 2019. The decrease in the interest income on investment securities compared to the same quarter one year ago was due to lower average yields. The average yield on investments was 0.24% for the quarter ended December 31, 2020, compared to 0.29% for the quarter ended September 30, 2020 and 1.80% for the quarter ended December 31, 2019.

Interest expense increased $25,000, or 1.4%, to $1.9 million for the quarter ended December 31, 2020, compared to $1.8 million for the quarter ended September 30, 2020 and decreased $152,000, or 7.5%, from $2.0 million for the quarter ended December 31, 2019. The increase from the prior quarter was primarily the result of a full quarter of interest expense on subordinated debt issued during the third quarter of 2020, partially offset by a decrease in the weighted average balance of deposits and borrowings, consisting of Federal Home Loan Bank (FHLB) advances, outstanding for the quarter ended December 31, 2020. The weighted average cost of borrowings outstanding, excluding subordinated debt, was $5.8 million for the quarter ended December 31, 2020, compared to $40.5 million for the quarter ended September 30, 2020 primarily due to repayment in the third quarter of Paycheck Protection Program Liquidity Facility borrowings incurred in the second quarter and to repayment of outstanding FHLB advances in the fourth quarter. The decrease from the comparable period a year ago was primarily the result of a higher percentage of noninterest bearing deposits to total deposits and a lower weighted average cost of FHLB advances, partially offset by the interest expense on subordinated debt. The prior year The weighted average cost of deposits decreased to 0.92% for the quarter ended December 31, 2020, down four basis points from 0.96% for the quarter ended September 30, 2020, and down 32 basis points from 1.24% for the quarter ended December 31, 2019. The weighted average cost of borrowings increased to 4.89% for the quarter ended December 31, 2020, from 1.04% for the quarter ended September 30, 2020, and from 2.69% for the quarter ended December 31, 2019.

During the quarter, forgiveness by the SBA of some PPP loans on our books and recognition of deferred fees on the associated forgiven loans positively impacted net interest margin. Net interest margin (annualized) was 3.46% for the quarter ended December 31, 2020, compared to 3.26% for the quarter ended September 30, 2020 and 4.11% for the quarter ended December 31, 2019. The increase from the prior quarter-end was due to yields earned on interest-earning assets, specifically PPP loans forgiven. During the quarter, $31.5 million of PPP loans were repaid and forgiven by the SBA. The decrease from a year ago period was due to yields earned on interest-earning assets declining at a faster rate than interest rates paid on interest-bearing liabilities as changes in the average rate paid on interest-bearing deposits tend to lag changes in market interest rate. The average yield earned on PPP loans, including the recognition of the net deferred fees for PPP loans repaid and forgiven by the SBA, resulted in a positive impact to the net interest margin of four basis points during the quarter ended December 31, 2020, compared to a negative impact of four basis points during the quarter ended September 30, 2020.

The Company recorded no provision for loan losses for the quarter ended December 31, 2020, compared to a provision for loan losses of $275,000 for the quarter ended September 30, 2020 and a provision for loan losses of $25,000 for the quarter ended December 31, 2019. The decrease in the provision for loan losses in the current quarter compared to the prior quarter was primarily due to decreases in the balance of the loans held-for-portfolio and to a lesser extent the decrease in non-performing loans. Our allowance for loan losses as of December 31, 2020 not only reflects probable credit losses based upon the conditions that existed as of December 31, 2020, but also gives consideration to the potential losses from impacts of the COVID-19 pandemic.

Noninterest income increased $1.0 million, or 49.4%, to $3.1 million for the quarter ended December 31, 2020, compared to $2.1 million for the quarter ended September 30, 2020 and increased $2.2 million, or 260.1%, from $858,000 for the quarter ended December 31, 2019. The increase from the sequential quarter and the same period a year ago was primarily due to an increase in gain on sale of loans. Loans sold during the quarter ended December 31, 2020, totaled $91.4 million, compared to $89.2 million and $19.5 million during the quarters ended September 30, 2020 and December 31, 2019, respectively. As a result of reductions in market interest rates which increased refinance activity, the volume of loans originated for sale grew significantly during the third and fourth quarters of 2020.

Noninterest expense increased $266,000, or 4.8%, to $5.8 million for the quarter ended December 31, 2020, compared to $5.5 million for the quarter ended September 30, 2020 and increased $157,000, or 2.8%, from $5.6 million for the quarter ended December 31, 2019. The increase from the quarter ended September 30, 2020 was primarily a result of an increase in salaries and benefits expense of $271,000 due to increased production for loans originated and sold to the secondary market. The increase in noninterest expense compared to the quarter ended December 31, 2019 was primarily due to increases in data processing of $178,000 and salaries and benefits of $117,000, partially offset by decreases in operations expense of $71,000 and occupancy expense of $56,000. Data processing expense increased due to technology investments and variable costs associated with loan origination system activity.

The efficiency ratio for the quarter ended December 31, 2020 was 56.32%, compared to 63.36% for the quarter ended September 30, 2020 and 70.82% for the year ended December 31, 2019. The improvement in the efficiency ratio for the current quarter compared to prior quarter and the same quarter in 2019 is primarily due to higher noninterest income in the current quarter.

Balance Sheet Review, Capital Management and Credit Quality

Assets at December 31, 2020 totaled $861.4 million, compared to $867.4 million at September 30, 2020 and $719.9 million at December 31, 2019. The decrease in assets from the sequential quarter was primarily due to lower balances of loans held-for-portfolio and held-for-sale, offset by an increase in cash and cash equivalents. The increase from a year ago was primarily a result of higher balances in cash and cash equivalents and loans held-for-sale.

Cash and cash equivalents increased $78.1 million, or 67.4%, to $193.8 million at December 31, 2020, compared to $115.8 million at September 30, 2020, and increased $138.1 million, or 247.5%, from $55.8 million at December 31, 2019. The increase from the prior quarter-end was due to pay downs in commercial and residential loans, including the forgiveness by the SBA of $31.5 million of commercial PPP loans during the quarter. The increase from a year ago was due to deposit growth and the issuance of $12 million in subordinated debt during the third quarter of 2020.

Available-for-sale securities totaled $10.2 million at December 31, 2020, compared to $13.3 million at September 30, 2020, and $9.3 million at December 31, 2019. The decrease in available-for-sale securities from the prior quarter was due to regularly scheduled payments and maturities. The increase from a year ago was due to purchases of investment securities.

Loans held-for-sale totaled $11.6 million at December 31, 2020, compared to $16.1 million at September 30, 2020 and $1.1 million at December 31, 2019.

Loans held-for-portfolio decreased to $613.4 million at December 31, 2020, compared to $689.4 million at September 30, 2020 and $619.9 million at December 31, 2019. The largest decreases in the loan portfolio compared to the prior quarter were in commercial business, commercial and multifamily, one-to-four family, and construction and land loan portfolios. At December 31, 2020, compared to the prior quarter, commercial business loans decreased $46.8 million, or 42.2%, to $64.2 million primarily driven by PPP loan forgiveness by the SBA, commercial and multifamily decreased $10.1 million, or 3.7%, to $265.7 million, one-to-four family decreased $9.7 million, or 6.9%, to $130.7 million, and construction and land decreased $9.4 million, or 13.0%, to $62.8 million. At December 31, 2020, compared to the comparable quarter in 2019, commercial business loans increased $25.3 million, or 65.0%, to $64.2 million, primarily driven by our origination of PPP loans, and other consumer loans increased $6.7 million, or 81.0%, to $15.0 million. These increases were partially offset by decreases in one-to-four family loans, which decreased $18.7 million, or 12.5%, to $130.7 million, construction and land, which decreased $13.0 million, or 17.2%, to $62.8 million, home equity loans, which decreased $7.6 million, or 31.8%, to $16.3 million and floating homes, which decreased $3.9 million, or 9.0%, to $39.9 million. At December 31, 2020, commercial and multifamily real estate loans accounted for approximately 43.2% of total loans, one-to-four family loans, including home equity loans accounted for approximately 23.9% of total loans, and commercial business loans accounted for approximately 10.4% of total loans. Consumer loans accounted for approximately 12.3% of total loans and construction and land loans accounted for approximately 10.2% of total loans and loans at December 31, 2020.

No PPP loans were originated during the current quarter as the initial program has expired. Recent legislation reopened the PPP through March 31, 2021, by authorizing $284.5 billion in funding for eligible small businesses and non-profits. In January, the Bank began accepting and processing loan applications under this second PPP program and will continue working with clients to assist them with accessing other borrowing options, including SBA and other government sponsored lending programs, as appropriate.

Nonperforming assets ("NPAs"), which are comprised of nonaccrual loans, nonperforming troubled debt restructurings ("TDRs"), other real estate owned ("OREO") and other repossessed assets decreased $413,000, or 10.6%, to $3.5 million at December 31, 2020, from $3.9 million at September 30, 2020 and decreased $1.8 million, or 33.5% from $5.2 million at December 31, 2019. NPAs to total assets were 0.40%, 0.45% and 0.73% at December 31, 2020, September 30, 2020 and December 31, 2019, respectively. The allowance for loan losses totaled $6.0 million, or 0.98% of total loans outstanding, at December 31, 2020 compared to $6.0 million, or 0.87% of total loans outstanding, at September 30, 2020 and $5.6 million, or 0.91% of total loans outstanding, at December 31, 2019. Excluding PPP loans of $43.3 million which are 100% guaranteed by the SBA, the allowance for loan losses totaled 1.05% of total loans outstanding at December 31, 2020, compared to 0.97% of total loans outstanding at September 30, 2020, excluding PPP loans of $74.8 million (See Non-GAAP reconciliation on page 14). Net loan recoveries during the fourth quarter of 2020 totaled $12,000 compared to net charge-offs of $318,000 for the third quarter 2020 and net charge-offs of $3,000 for the fourth quarter of 2019.

We are continuing to provide payment relief for both consumer and business clients, most of which relief involves interest only or payment deferrals that range from 90 to 180 days. Deferred loans are re-evaluated at the end of the deferral period and will either return to the original loan terms or be reassessed at that time to determine if a further modification should be granted and if a downgrade in risk rating is appropriate. As of December 31, 2020, we have provided payment relief related to COVID-19 on 49 commercial loans totaling $37.2 million and 84 residential loans totaling $19.0 million, of which 40 commercial loans totaling $29.1 million and 55 residential loans totaling $14.6 have resumed their normal loan payments, matured, or have paid-off. The $4.4 million of residential loans that are still under payment relief at December 31, 2020, include eight residential loans totaling $907,000 that have entered into a second payment forbearance agreement with a weighted average loan-to-value of 66%, 10 residential loans totaling $2.0 million that have entered into a third payment forbearance agreement with a weighted average loan-to value of 57%, and three residential loans totaling $525,000 that have entered into a fourth forbearance agreement with a weighted average loan-to-value of 65%. The $8.1 million in commercial loans that are still under payment relief at December 31, 2020, include three commercial loans totaling $1.7 million that have entered into a second interest-only payment agreement with a weighted average loan-to-value of 65%, and one commercial loan totaling $2.4 million that has entered into a third interest-only payment agreement with a loan-to-value of 47%. All of these loan modifications have been made in response to the COVID-19 pandemic and are not classified as troubled debt restructurings pursuant to applicable accounting and regulatory guidance until the earlier of 60 days after the national emergency termination date or January 1, 2022. We believe the steps we are taking are necessary to effectively manage our portfolio and assist our clients through the ongoing uncertainty surrounding the duration, impact and government response to the COVID-19 pandemic.

The following table summarizes our NPAs (dollars in thousands, unaudited):

	December 31, 2020		September 30, 2020		December 31, 2019
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Nonperforming Loans:
One-to-four family	$1,668	48.0%	$1,602	41.2%	$2,090	40.0%
Home equity loans	156	4.5	146	3.7	261	5.0
Commercial and multifamily	353	10.1	353	9.1	353	6.7
Construction and land	40	1.2	555	14.3	1,177	22.5
Manufactured homes	149	4.3	131	3.3	226	4.3
Floating homes	518	14.9	529	13.6	290	5.5
Other consumer	—	—	—	—	260	5.0
Total nonperforming loans	2,884	83.0	3,316	85.2	4,657	89.0
OREO and Other Repossessed Assets:
One-to-four family	—	—	—	—	—	—
Commercial and multifamily	575	16.5	575	14.8	575	11.0
Manufactured homes	19	0.5	—	—	—	—
Total OREO and repossessed assets	594	17.0	575	14.8	575	11.0
Total nonperforming assets	$3,478	100.0%	$3,891	100.0%	$5,232	100%

The following table summarizes the allowance for loan losses (dollars in thousands, unaudited):

	For the Quarter Ended:
	December 31, 2020	September 30, 2020	December 31, 2019
Allowance for Loan Losses
Balance at beginning of period	$5,988	$6,031	$5,618
Provision for loan losses during the period	—	275	25
Net recoveries (charge-offs) during the period	12	(318)	(3)
Balance at end of period	$6,000	$5,988	$5,640
Allowance for loan losses to total loans	0.98%	0.87%	0.91%
Allowance for loan losses to total loans (excluding PPP loans) (1)	1.05%	0.97%	0.91%
Allowance for loan losses to total nonperforming loans	208.04%	180.58%	121.11%

(1) Represents a non-GAAP financial measure. See Non-GAAP Financial Measures in this earnings release for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

Deposits decreased $869,000, or 0.1%, to $748.0 million at December 31, 2020, compared to $748.9 million at September 30, 2020 and increased $131.3 million, or 21.3%, from $616.7 million at December 31, 2019. The increase in deposits compared to the year ago quarter was primarily the result of developing relationships with PPP borrowers who were not previously clients, adding new consumer clients, and expanding relationships with existing clients. Noninterest bearing deposits represented 17.7% of total deposits at December 31, 2020, compared to 20.3% and 15.5% at September 30, 2020 and December 31, 2019, respectively. Our noninterest bearing deposits decreased $19.7 million, or 13.0% to $132.5 million at December 31, 2020, compared to $152.2 million at September 30, 2020 and increased $35.2 million or 36.2% from $97.3 million at December 31, 2019.

FHLB advances decreased $7.5 million, to zero at December 31, 2020, from $7.5 million at September 30, 2020 and December 31, 2019. Subordinated debt, net totaled $11.6 million at December 31, 2020.

Stockholders’ equity totaled $85.5 million at December 31, 2020, an increase of $3.2 million or 3.8% from $82.3 million at September 30, 2020 and an increase of $7.8 million or 10.0% from $77.7 million at December 31, 2019. The increase in stockholders’ equity from September 30, 2020 was the result of net income earned of $3.5 million in the fourth quarter, partially offset by the repurchase of $73,000 of Company common stock and the payment of $389,000 in dividends to Company stockholders during the current quarter. The increase in stockholders’ equity from December 31, 2019 was the result of net income of $8.9 million in 2020, partially offset by cash dividends of $2.1 million paid to shareholders and $73,000 in stock repurchases.

During the quarter ended December 31, 2020, the Company repurchased a total of 2,477 shares of Company common stock at an average price of $29.42 per share pursuant to the Company’s stock repurchase program, leaving $1.9 million available for future repurchase under the existing program.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with one Loan Production Office located in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer

When used in filings by Sound Financial Bancorp, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events, and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated below or because of other important factors that we cannot foresee that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.

Factors which could cause actual results to differ materially, include, but are not limited to: the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans; results of examinations of the Company or its wholly owned bank subsidiary by their regulators; competition; changes in management's business strategies; changes in the regulatory and tax environments in which the Company operates; and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – which are available at www.soundcb.com and on the SEC's website at www.sec.gov.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

KEY FINANCIAL RATIOS
(unaudited)

	For the Quarter Ended
	Dec. 31, 2020	Sept. 30, 2020	Dec. 31, 2019	Sequential Quarter % Change	Year over Year % Change
Annualized return on average assets	1.60%	1.08%	1.02%	48.1%	56.9%
Annualized return on average equity	16.35	11.33	9.58	44.3	70.7
Annualized net interest margin	3.46	3.26	4.11	6.1	(15.8)
Annualized efficiency ratio	56.32%	63.36%	70.82%	(11.1)%	(20.5)%

PER COMMON SHARE DATA
(Shares in thousands, unaudited)

	At or For the Quarter Ended
	Dec. 31, 2020	Sept. 30, 2020	Dec. 31, 2019	Sequential Quarter % Change	Year over Year % Change
Basic earnings per share	$1.35	$0.90	$0.74	50.0%	82.4%
Diluted earnings per share	1.34	0.90	0.72	48.9	86.1
Weighted-average basic shares outstanding	2,566	2,563	2,533	0.1	1.3
Weighted-average diluted shares outstanding	2,597	2,589	2,590	0.3	0.3
Common shares outstanding at period-end	2,593	2,595	2,567	(0.1)	1.0
Book value per share	$32.97	$31.72	$30.27	3.9%	8.9%

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Quarter Ended
	Dec. 31, 2020	Sept. 30, 2020	Dec. 31, 2019	Sequential Quarter % Change	Year over Year % Change
Interest income	$9,074	$8,508	$9,130	6.7%	(0.6)%
Interest expense	1,873	1,848	2,025	1.4	(7.5)
Net interest income	7,201	6,660	7,105	8.1	1.4
Provision for loan losses	—	275	25	(100.0)	(100.0)
Net interest income after provision for loan losses	7,201	6,385	7,080	12.8	1.7
Noninterest income:
Service charges and fee income	472	510	517	(7.5)	(8.7)
Earnings on cash surrender value of bank-owned life insurance	141	102	113	38.2	24.8
Mortgage servicing income	288	260	246	10.8	17.1
Fair value adjustment on mortgage servicing rights	(434)	(623)	(184)	(30.3)	135.9
Net gain on sale of loans	2,623	1,819	166	44.2	1,480.1
Total noninterest income	3,090	2,068	858	49.4	260.1
Noninterest expense:
Salaries and benefits	3,151	2,880	3,034	9.4	3.9
Operations	1,352	1,390	1,423	(2.7)	(5.0)
Regulatory assessments	109	111	101	(1.8)	7.9
Occupancy	444	442	500	0.5	(11.2)
Data processing	735	707	557	4.0	32.0
Net loss and expenses on OREO and repossessed assets	5	—	24	nm	(79.2)
Total noninterest expense	5,796	5,530	5,639	4.8	2.8
Income before provision for income taxes	4,495	2,923	2,299	53.8	95.5
Provision for income taxes	1,001	588	429	70.2	133.3
Net income	$3,494	$2,335	$1,870	49.6%	86.8%
nm = not meaningful

	Twelve Months Ended
	Dec. 31, 2020	Dec. 31, 2019	Year over Year % Change
Interest income	$34,936	$34,581	1.0%
Interest expense	7,450	7,617	(2.2)
Net interest income	27,486	26,964	1.9
Provision (recapture) for loan losses	925	(125)	840.0
Net interest income after provision (recapture) for loan losses	26,561	27,089	(1.9)
Noninterest income:
Service charges and fee income	1,905	1,954	(2.5)
Earnings on cash surrender value of bank-owned life insurance	348	381	(8.7)
Mortgage servicing income	1,027	1,002	2.5
Fair value adjustment on mortgage servicing rights	(1,857)	(760)	(144.3)
Net gain on sale of loans	6,022	1,449	315.6
Total noninterest income	7,445	4,026	84.9
Noninterest expense:
Salaries and benefits	12,083	12,402	(2.6)
Operations	5,461	5,905	(7.5)
Regulatory assessments	590	279	111.5
Occupancy	1,881	2,060	(8.7)
Data processing	2,658	2,104	26.3
Net loss and expenses on OREO and repossessed assets	5	35	(85.7)
Total noninterest expense	22,678	22,785	(0.5)
Income before provision for income taxes	11,328	8,330	36.0
Provision for income taxes	2,391	1,651	44.8
Net income	$8,937	$6,679	33.8%

CONSOLIDATED BALANCE SHEET
(Dollars in thousands, unaudited)

	Dec. 31, 2020	Sept. 30, 2020	Dec. 31, 2019	Sequential Quarter % Change	Year over Year % Change
ASSETS
Cash and cash equivalents	$193,828	$115,762	$55,770	67.4%	247.5%
Available-for-sale securities, at fair value	10,218	13,296	9,306	(23.1)	9.8
Loans held-for-sale	11,604	16,063	1,063	(27.8)	991.6
Loans held-for-portfolio	613,363	689,434	619,887	(11.0)	(1.1)
Allowance for loan losses	(6,000)	(5,988)	(5,640)	0.2	6.4
Total loans held-for-portfolio, net	607,363	683,446	614,247	(11.1)	(1.1)
Accrued interest receivable	2,254	2,536	2,206	(11.1)	2.2
Bank-owned life insurance, net	14,588	14,404	14,183	1.3	2.9
Other real estate owned ("OREO") and other repossessed assets, net	594	575	575	3.3	3.3
Mortgage servicing rights, at fair value	3,780	3,339	3,239	13.2	16.7
Federal Home Loan Bank ("FHLB") stock, at cost	877	1,164	1,160	(24.7)	(24.4)
Premises and equipment, net	6,270	6,466	6,767	(3.0)	(7.3)
Right-of-use assets	6,722	6,945	7,641	(3.2)	(12.0)
Other assets	3,304	3,382	3,696	(2.3)	(10.6)
TOTAL ASSETS	$861,402	$867,378	$719,853	(0.7)	19.7
LIABILITIES
Interest-bearing deposits	$615,491	$596,613	$519,434	3.2	18.5
Noninterest-bearing deposits	132,490	152,237	97,284	(13.0)	36.2
Total deposits	747,981	748,850	616,718	(0.1)	21.3
Borrowings	—	7,500	7,500	(100.0)	(100.0)
Accrued interest payable	369	213	226	73.2	63.3
Lease liabilities	7,134	7,348	8,010	(2.9)	(10.9)
Other liabilities	7,674	7,783	8,368	(1.4)	(8.3)
Advance payments from borrowers for taxes and insurance	1,168	1,678	1,305	(30.4)	(10.5)
Subordinated debt, net	11,592	11,676	—	(0.7)	nm
TOTAL LIABILITIES	775,918	785,048	642,127	(1.2)	20.8
STOCKHOLDERS' EQUITY:
Common stock	25	25	25	—	—
Additional paid-in capital	27,106	27,018	26,343	0.3	2.9
Unearned shares – Employee Stock Ownership Plan ("ESOP")	(113)	(142)	(227)	(20.4)	(50.2)
Retained earnings	58,226	55,170	51,410	5.5	13.3
Accumulated other comprehensive income, net of tax	240	259	175	(7.3)	37.1
TOTAL STOCKHOLDERS' EQUITY	85,484	82,330	77,726	3.8	10.0
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$861,402	$867,378	$719,853	(0.7)%	19.7%

nm = not meaningful

LOANS
(Dollars in thousands, unaudited)

	Dec. 31, 2020	Sept. 30, 2020	Dec. 31, 2019	Sequential Quarter % Change	Year over Year % Change
Real estate loans:
One-to-four family	$130,657	$140,356	$149,393	(6.9)%	(12.5)%
Home equity	16,265	17,727	23,845	(8.2)	(31.8)
Commercial and multifamily	265,747	275,876	261,268	(3.7)	1.7
Construction and land	62,752	72,166	75,756	(13.0)	(17.2)
Total real estate loans	475,421	506,125	510,262	(6.1)	(6.8)
Consumer Loans:
Manufactured homes	20,941	20,947	20,613	—	1.6
Floating homes	39,868	42,399	43,799	(6.0)	(9.0)
Other consumer	15,024	12,252	8,302	22.6	81.0
Total consumer loans	75,833	75,598	72,714	0.3	4.3
Commercial business loans	64,217	111,025	38,931	(42.2)	65.0
Total loans	615,471	692,748	621,907	(11.2)	(1.0)
Less:
Deferred fees, net	(2,108)	(3,314)	(2,020)	(36.4)	4.4
Allowance for loan losses	(6,000)	(5,988)	(5,640)	0.2	6.4
Total loans held for portfolio, net	$607,363	$683,446	$614,247	(11.1)%	(1.1)%

DEPOSITS
(Dollars in thousands, unaudited)

	Dec. 31, 2020	Sept. 30, 2020	Dec. 31, 2019	Sequential Quarter % Change	Year over Year % Change
Noninterest-bearing	$132,490	$152,237	$97,284	(13.0)%	36.2%
Interest-bearing	230,492	214,253	159,774	7.6	44.3
Savings	83,778	78,549	57,936	6.7	44.6
Money market	65,748	62,773	50,337	4.7	30.6
Certificates	235,473	241,038	251,387	(2.3)	(6.3)
Total deposits	$747,981	$748,850	$616,718	(0.1)%	21.3%

CREDIT QUALITY DATA
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	Dec. 31, 2020	Sept. 30, 2020	Dec. 31, 2019	Sequential Quarter % Change	Year over Year % Change
Nonaccrual loans	$2,710	$2,965	$4,069	(8.6)%	(33.4)%
Nonperforming TDRs	174	351	588	(50.4)	(70.4)
Total nonperforming loans	2,884	3,316	4,657	(13.0)	(38.1)
OREO and other repossessed assets	594	575	575	3.3	3.3
Total nonperforming assets	$3,478	$3,891	$5,232	(10.6)	(33.5)
Net recoveries /(charge-offs) during the quarter	12	(318)	(3)	nm	nm
Provision for loan losses during the quarter	—	275	25	nm	nm
Allowance for loan losses	6,000	5,988	5,640	0.2	6.4
Allowance for loan losses to total loans	0.98%	0.87%	0.91%	12.6	7.7
Allowance for loan losses to total nonperforming loans	208.04%	180.58%	121.11%	15.2	71.8
Nonperforming loans to total loans	0.47%	0.48%	0.75%	(2.1)	(37.3)
Nonperforming assets to total assets	0.40%	0.45%	0.73%	(11.1)%	(45.2)%

OTHER STATISTICS
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	Dec. 31, 2020	Sept. 30, 2020	Dec. 31, 2019	Sequential Quarter % Change	Year over Year % Change
Sound Community Bank:
Total loans to total deposits	83.55%	94.21%	100.69%	(11.3)%	(17.0)%
Noninterest-bearing deposits to total deposits	17.71%	20.33%	15.45%	(12.9)%	14.6%
Sound Financial Bancorp, Inc.:
Average total assets for the quarter	$864,045	$856,186	$725,693	0.9%	19.1%
Average total equity for the quarter	$84,781	$81,994	$77,427	3.4%	9.5%

Non-GAAP Financial Measures

We have presented a non-GAAP financial measure in addition to results presented in accordance with GAAP for the allowance for loan losses to total loans excluding PPP loans. We have presented this non-GAAP financial measure because management believes this non-GAAP measure better reflects the level of the Company’s allowance available to cover expected loan losses. The Company has recorded no allowance for PPP loans because these loans are guaranteed by the SBA. The non-GAAP financial measure has inherent limitations and is not required to be uniformly applied. Further, this non-GAAP financial measure should not be considered in isolation or as a substitute for the allowance for loan losses to total loans determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other financial institutions. Reconciliation of the GAAP and non-GAAP financial measurement is presented in the table below.

Non-GAAP Reconciliation
(Dollars in thousands, unaudited)

The following table reconciles the Company’s calculation of the allowance for loan losses to period-end loans:

	At or For the Quarter Ended:
	Dec. 31, 2020	Sept. 30, 2020	Dec. 31, 2019
Allowance for loan losses	$(6,000)	$(5,988)	$(5,640)
Total loans	613,363	689,434	619,887
Less: PPP loans	43,270	74,783	—
Total loans, net of PPP loans	$570,093	$614,651	$619,887
Allowance for loan losses to total loans (GAAP)	0.98%	0.87%	0.91%
Allowance for loan losses to total loans, excluding PPP loans	1.05%	0.97%	0.91%

Media:	Financial:
Laurie Stewart	Daphne Kelley
President/CEO	EVP/CFO
(206) 448-0884 x306	(206) 448-0884 x305